UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K
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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   July 15, 2015

The Phoenix Companies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-16517	06-1599088
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One American Row, Hartford, CT	06102 -5056
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (860) 403-5000

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 15, 2015, the Board of Directors (the “Board”) of The Phoenix Companies, Inc. (the “Company”) elected Mr. Andrew J. McMahon as a director of the Company, effective July 16, 2015.  Mr. McMahon’s initial term will expire at the Company’s 2017 Annual Meeting of Shareholders.  Mr. McMahon was appointed to serve on the Audit Committee and Finance Committee of the Board.

The Board has affirmatively determined that Mr. McMahon qualifies as independent, as independence for audit committee members is defined in applicable New York Stock Exchange rules.  The Board has further determined that Mr. McMahon is “financially literate” within the meaning of the listing standards of the New York Stock Exchange.

There was no arrangement or understanding between Mr. McMahon and any other person pursuant to which Mr. McMahon was appointed as a director of the Company.  There are no family relationships between Mr. McMahon and any director or executive officer of the Company, and Mr. McMahon does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The Company will provide Mr. McMahon with the standard compensation and indemnification approved for non-employee directors, as described in the Company’s 2015 proxy statement.

Item 7.01 Regulation FD Disclosure.

On July 16, 2015, the Company issued a news release announcing the election of Mr. McMahon as a director of the Company.  A copy of such news release is furnished as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits.

(d)           Exhibit:

Exhibit 99.1	News release of The Phoenix Companies, Inc. dated July 16, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PHOENIX COMPANIES, INC.

Date: July 16, 2015	By:	/s/ John T. Mulrain
		Name:	John T. Mulrain
		Title:	Executive Vice President, General Counsel and Secretary